UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                   May 2, 2007


                               CHEMED CORPORATION
             (Exact name of registrant as specified in its charter)



        Delaware                        1-8351                  31-0791746
(State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
    of incorporation)                                     Identification Number)



          2600 Chemed Center, 255 East 5th Street, Cincinnati, OH 45202
               (Address of principal executive offices)         (Zip Code)


              Registrant's telephone number, including area code:
                                 (513) 762-6900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 230.425)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act
    (17 CFR 230.425)

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act
    (17 CFR 230.425)


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

Item 1.01       Entry into a Material Definitive Agreement.

On May 2, 2007, Chemed Corporation ("We") entered into a new senior secured credit facility with JPMorgan Chase Bank, N.A. (the "2007 Facility") to replace our existing credit facility and to redeem our 8-3/4% Senior Notes due 2011 ("Notes"). The 2007 Facility includes a $100 million term loan, a $175 million revolving credit facility and a $100 million expansion feature. The facility has a 5-year maturity with principal payments on the term loan due quarterly and on the revolving credit facility due at maturity. Interest is payable quarterly at a floating rate equal to our choice of various indexes plus a specified margin based on our leverage ratio. The interest rate at the inception of the agreement is LIBOR plus 0.875%. In connection with replacing our existing credit facility, we will write-off approximately $2.3 million in the second quarter of 2007 related to deferred debt costs.

Item 1.02       Termination of Material Definitive Agreement.

We announced May 7, 2007, that on May 4, 2007 we completed the previously announced redemption of the entire $150 million aggregate principal amount of our 8-3/4% Senior Notes due 2011. We made this redemption under the indenture dated February 24, 2004 at 104.375% of the principal amount of the Notes plus accrued but interest.

We estimate we will record a pretax charge of approximately $11.5 million, comprising the write-off of deferred financing and other costs ($4.9 million) related to the Notes and the payment of the 4.375% redemption premium ($6.6 million). We will classify this charge as a loss on extinguishment of debt in the consolidated statement of income.

Item 5.02(e)    Compensatory Arrangements of Certain Officers

Employment Agreements

On May 6, 2007 Chemed Corporation and Timothy S. O'Toole, its Executive Vice President and Chief Executive Officer of its Vitas Healthcare Corporation subsidiary, entered into an Employment Agreement which provides for an annual base salary of $504,500. If the Corporation terminates Mr. O'Toole's employment with cause, as defined in the agreement, he shall receive two and one-half times his annual base salary plus a pro-rated portion of his annual incentive bonus, and shall continue to participate in the Corporation's welfare benefit plans for eighteen months, in exchange for one-year post termination noncompete and nonsolicitation covenants.

The Corporation's Board of Directors has authorized the execution of a comparable employment agreement with Kevin McNamara, its President and Chief Executive Officer upon expiration of his existing employment agreement in May 2008.


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

Item 9.01       Financial Statements and Exhibits
        c)      Exhibits

10.01 Credit Agreement dated as of May 2, 2007 among Chemed Corporation, the lenders from time to time parties thereto and JPMorgan Chase Bank, NA as Administrative Agent.

10.02 Employment Agreement dated as of May 6, 2007 between Chemed Corporation and Timothy S. O'Toole.

99.1    Registrant's press release dated May 7, 2007.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CHEMED CORPORATION


Dated: May 7, 2007                      By: /s/ Arthur V. Tucker, Jr.
       -----------                          -------------------------
                                            Arthur V. Tucker, Jr.
                                            Vice President and Controller




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